Exhibit 99.2

Conference Call Speech FY 2008

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for full year 2008.

Before we walk you through the numbers, I’d like review what we have accomplished in the last year and what we see looking forward.  2008 was a transformational year for FSI and I’m extremely proud of our team.  Despite a substantial and well documented global economic slowdown, FSI grew its top-line 45% and increased operating cash flow from 170 thousand in 2007 to 1.9 million in 2008.

Among our significant achievements for 2008:

Grew our NanoChem Division by 50% including increases in all market segments. As you know, this division makes polyaspartic acid [TPA] a biodegradable protein with many valuable uses. It now represents 90% of revenue and has become the main sales and profit driver of our company for the next several years. In the detergent market we continue to proceed toward our first sale to one of the biggest world manufacturers. Our first samples of polyaspartates made entirely from sugar are destined to this potential customer. The market for our product in detergent is estimated as greater than 350 million per year. TPA is used in agriculture to increase crop yield. In North America alone, the wholesale market is over 2 billion a year and most crops are able to use TPA profitably. We have made significant increases in our distributor roster and expect the new customers to drive strong growth over the next several years. TPA is a biodegradable way of treating oilfield water to prevent pipe plugging with mineral scale. Our sales into this market are strong and oil companies in the Nordic countries must use TPA as part of environmental regulation. In 2009 oilfield TPA sales are expected to increase.

Despite slowdowns caused by equipment suppliers and steam permitting, the sugar to aspartic acid plant progressed quickly toward completion. This project is dedicated to producing most of the aspartic acid required for our current and future TPA production. By using sugar in Alberta, we de-link our raw materials from oil, our current source, shorten our supply line by several weeks and thousands of miles and dramatically improve the sustainable content of our finished product. Production from sugar will also result in reduced costs and the opportunity to gain customers who insist on renewable-based materials. All equipment is being installed and test run during Q2 and early Q3. The building modifications are expected to be complete in June or July. All processes have moved beyond the lab scale and are now limited only by the difficulty of maintaining cleanliness during construction. Samples are being prepared for delivery to our Chicago operations in April. Multi-ton level sample production is scheduled for June, July and August. Start-up target is September. The project is still on budget.

We reduced costs substantially in both the Watersavr and swimming pool divisions in headcount and overhead, without any reduction in effectiveness or loss of future opportunity.

We obtained the financing for the debt portion of the new factory on terms of 0% for 10 years and 5% for 6 years.

Q1 AND REST OF 09
We are very optimistic about the coming year. Several product lines have opportunity for major growth and all but swimming pools are partly insulated from the recession. With only a week of shipping days left in Q1 we have noticed that our customers in the pool industry and existing detergent sales are maintaining lower inventory of our products than in the past and this will delay revenue into Q2 that in other years would have been recognized in Q1. However, we are pleased to confirm that we have increased our customer list without losing any of our important clients.

We are proud to announce that we have begun shipping our agricultural TPA to a new national distributor. This increases our number of representatives to over 3,000 from less than 400 and we have also begun shipping to a new US based biodegradable detergent manufacturer. While the economy makes it very difficult to predict revenue by quarter, we are confident that we will grow revenue for the year as a whole.

Highlights of the financial results:

Sales for the year increased 45% to $10.7 million compared with $7.4 million for 2007. The result was a net gain of $400 thousand or $0.03 per share in the 2008 period, compared to a loss of $920 thousand or $0.07 per share, in 2007. This turnaround of 10 cents a share is an excellent result.

Sales in Q4 were 2.24 million, up 32% compared to 1.7 million in the year earlier period. Sales in Q4 were 2.24 million, up 32% compared to 1.7 million in the year earlier period. During the 4th quarter, we adjusted our selling prices downward to support certain customers.  This negatively affected margins as we had not yet cycled through high priced raw materials purchased ahead of the Olympic shutdowns in China. As I mentioned in my opening remarks, we have since begun to see the benefits of lower input costs and expect 2009 margins to reflect this. We also made provision for possible alternative minimum income tax at the NanoChem division and accounted for our 2008 audit and tax filing fees entirely in Q4. In future, we will estimate tax and audit costs quarterly and the cost of raw materials has matched selling prices much more closely from January on.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. “Operating cash flow” is arrived at by removing depreciation, option expenses and one-time items from the statement of operations.

For full year 2008, operating cash flow was $1.9 million, 14 cents per share compared to $170 thousand and 1 cent per share in 2007. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of March 26th.

Finally, our other product lines, Watersavr and swimming pools will be emphasized less than the NanoChem division while maintaining the long-term opportunities and limiting cash and management costs. Rain and currency issues in Australia along with global recession have made sales of Watersavr more difficult. We are continuing our efforts in Turkey, Morocco, parts of the far-east, Australia and California. Small sales are expected at intervals through the year. Swimming pool products: Ecosavr and Heatsavr continue to gain customers. Lower energy prices and the recession will make sales more difficult, however, we are increasing our advertising frequency and direct to dealer contacts to ensure we maximize available sales. We hope to announce a licensing deal for the BTI product in Q2. This should provide revenue, allow management to reduce internal efforts on the product line, and re-deploy executive time to areas of greater expertise.

The text of this speech will be available on our website by Monday April 6th and email copies can be requested from Jason Bloom at 1800 661 3560. [Jason@flexiblesolutions.com]

Thank you, the floor is open for questions.